SECURITIES AND EXCHANGE COMMISSION
                WASHINGTON, D.C. 20549


                     SCHEDULE 13G
       UNDER THE SECURITIES EXCHANGE ACT OF 1934

                  (Amendment No. 2)


                  JAY JACOBS, INC.
      --------------------------------------------
                  (Name of Issuer)


                    COMMON STOCK
       -------------------------------------------
             (Title of Class of Securities)


                     469816102
            -------------------------------
                   (CUSIP Number)


                 DECEMBER 31, 1999
-----------------------------------------------------------
  (Date of Event Which Requires Filing of this Statement)






Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [x] Rule 13d-1(b)

          [ ] Rule 13d-1(c)

          [ ] Rule 13d-1(d)









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CUSIP No. 469816102

-------------------------------------------------------------

1    NAME OF REPORTING PERSON: Bank of America Corporation

IRS IDENTIFICATION NO. OF ABOVE PERSON: 560906609
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (a)[](b)[]
-------------------------------------------------------------

3    SEC USE ONLY
-------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION: United States
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5    Sole Voting Power:

6    Shared Voting Power:

7    Sole Dispositive Power:

8    Shared Dispositive Power:

-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:

-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:

      Less than 5% (closing filing)
-------------------------------------------------------------

12   TYPE OF REPORTING PERSON: HC
-------------------------------------------------------------





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ITEM 1  (a) NAME OF ISSUER:

            JAY JACOBS, INC.

        (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            1530 Fifth Avenue
            Seattle, WA 98101


ITEM 2  (a) NAME OF PERSON FILING:

            Bank of America Corporation

        (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE:

            100 North Tryon Street
            Charlotte, NC  28255

        (c) CITIZENSHIP:

            United States

        (d) TITLE OF CLASS OF SECURITIES:

            COMMON STOCK

        (e) CUSIP NUMBER: 469816102


ITEM 3 - IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b)
OR 13d-2(b)OR (c), CHECK WHETHER THE PERSON FILING IS A:

(g) [x] A parent holding company or control person in accordance with(S)240.13d-1(b)(1)(ii)(G)


ITEM 4 - OWNERSHIP

Less than 5% (closing filing)


ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Not Applicable.






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ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON:

Not Applicable.


ITEM 7 - IDENTIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED
THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Not Applicable.


ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
GROUP:

Not Applicable.


ITEM 9 - NOTICE OF DISSOLUTION OF GROUP:

Not Applicable.


ITEM 10 - CERTIFICATION.

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATE: February 7, 2000


Bank of America Corporation

BY: /s/ PETER J. BROWN




Peter J. Brown
Vice President
Corporate Compliance








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